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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 14D-1
           TENDER U.S. OFFER STATEMENT PURSUANT TO SECTION 14(D)(1) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 2


                      EMPRESA NACIONAL DE ELECTRICIDAD S.A.
                            (NAME OF SUBJECT COMPANY)
                        DUKE ENERGY INTERNATIONAL, L.L.C.
                             DUKE ENERGY CORPORATION
                                    (BIDDERS)


  COMMON STOCK, NO PAR VALUE
(INCLUDING THAT REPRESENTED BY
  AMERICAN DEPOSITARY SHARES)                             29244T101
(TITLE OF CLASS OF SECURITIES)             (CUSIP NUMBER OF CLASS OF SECURITIES)


                              CAROL GRAEBNER, ESQ.
                                 GENERAL COUNSEL
                        DUKE ENERGY INTERNATIONAL, L.L.C.
                              5400 WESTHEIMER COURT
                            HOUSTON, TEXAS 77056-5310
                            TELEPHONE: (713) 627-6542
                            FACSIMILE: (713) 627-5219
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
            RECEIVE NOTICES AND COMMUNICATIONS OF BEHALF OF BIDDERS)

                       ----------------------------------

                                    COPY TO:

                            FREDERICK S. GREEN, ESQ.
                              ELLEN J. ODONER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                            TELEPHONE: (212) 310-8000
                            FACSIMILE: (212) 310-8007

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NY2:\310655\02\6NPB02!.DOC\42615.0005

-------------- -------------------------------------------------------------- -------------------------------------------
      1        NAME OF REPORTING PERSONS:                                     DUKE ENERGY INTERNATIONAL, L.L.C.
-------------- -------------------------------------------------------------- -------------------------------------------
               S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:               56-2051206
-------------- ------------------------------------------------------------------------------------ ---------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (A) [X]
                                                                                                                   (B) [ ]
-------------- ------------------------------------------------------------------------------------ ---------------------
      3        SEC USE ONLY
-------------- ------------------------------------------------------------------------------------ ---------------------
      4        SOURCE OF FUNDS:                                                                     AF
-------------- ------------------------------------------------------------------------------------ ---------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR   N/A            [ ]
               2(f):
-------------- -------------------------------------------------------------- -------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION:                          STATE OF DELAWARE
-------------- ------------------------------------------------------------------------------------ ---------------------
      7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                         0
-------------- ------------------------------------------------------------------------------------ ---------------------
      8        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES                 N/A            [ ]
-------------- ------------------------------------------------------------------------------------ ---------------------
      9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                    N/A
-------------- ------------------------------------------------------------------------------------ ---------------------
     10        TYPE OF REPORTING PERSON                                                             OO
-------------- ------------------------------------------------------------------------------------ ---------------------




                                       2

------------ --------------------------------------------------------------------- -----------------------------------
     1       NAME OF REPORTING PERSONS:                                            DUKE ENERGY GLOBAL ASSET
                                                                                   DEVELOPMENT, INC.
------------ --------------------------------------------------------------------- -----------------------------------
             S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:                      88-0366429
------------ ------------------------------------------------------------------------------------- -------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [X]
                                                                                                                (B) [ ]
------------ ------------------------------------------------------------------------------------- -------------------
     3       SEC USE ONLY
------------ ------------------------------------------------------------------------------------- -------------------
     4       SOURCE OF FUNDS:                                                                      AF
------------ ------------------------------------------------------------------------------------- -------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR    N/A            [ ]
             2(f):
------------ --------------------------------------------------------------------- -----------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                 STATE OF NEVADA
------------ ------------------------------------------------------------------------------------- -------------------
     7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                          0
------------ ------------------------------------------------------------------------------------- -------------------
     8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES                  N/A             [ ]
------------ ------------------------------------------------------------------------------------- -------------------
     9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                                     N/A
------------ ------------------------------------------------------------------------------------- -------------------
    10       TYPE OF REPORTING PERSON                                                              CO
------------ ------------------------------------------------------------------------------------- -------------------



                                       3

------------ ------------------------------------------------------------- ------------------------------------------------------
     1       NAME OF REPORTING PERSONS:                                    DUKE ENERGY SERVICES, INC.
------------ ------------------------------------------------------------- ------------------------------------------------------
             S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:              48-0650320
------------ ------------------------------------------------------------------------------ -------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [X]
                                                                                                                           (B) [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     3       SEC USE ONLY
------------ ------------------------------------------------------------------------------ -------------------------------------
     4       SOURCE OF FUNDS:                                                               AF
------------ ------------------------------------------------------------------------------ -------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS N/A 2(e) OR 2(f):                                                            [ ]
------------ ------------------------------------------------------------- ------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION:                         STATE OF DELAWARE
------------ ------------------------------------------------------------------------------ -------------------------------------
     7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                   0
------------ ------------------------------------------------------------------------------ -------------------------------------
     8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES           N/A               [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                              N/A
------------ ------------------------------------------------------------------------------ -------------------------------------
    10       TYPE OF REPORTING PERSON                                                       CO
------------ ------------------------------------------------------------------------------ -------------------------------------



                                       4

------------ ------------------------------------------------------------- ------------------------------------------------------
     1       NAME OF REPORTING PERSONS:                                    PANENERGY CORP.
------------ ------------------------------------------------------------- ------------------------------------------------------
             S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:              74-2150460
------------ ------------------------------------------------------------------------------ -------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [X]
                                                                                                                           (B) [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     3       SEC USE ONLY
------------ ------------------------------------------------------------------------------ -------------------------------------
     4       SOURCE OF FUNDS:                                                               AF
------------ ------------------------------------------------------------------------------ -------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS N/A 2(e) OR 2(f):                                                                            [ ]
------------ ------------------------------------------------------------- ------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION:                         STATE OF DELAWARE
------------ ------------------------------------------------------------------------------ -------------------------------------
     7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                   0
------------ ------------------------------------------------------------------------------ -------------------------------------
     8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES           N/A                             [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                              N/A
------------ ------------------------------------------------------------------------------ -------------------------------------
    10       TYPE OF REPORTING PERSON                                                       CO
------------ ------------------------------------------------------------------------------ -------------------------------------



                                       5

------------ ------------------------------------------------------------- ------------------------------------------------------
     1       NAME OF REPORTING PERSONS:                                    DUKE CAPITAL CORPORATION
------------ ------------------------------------------------------------- ------------------------------------------------------
             S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:              51-0282142
------------ ------------------------------------------------------------------------------ -------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [X]
                                                                                                                           (B) [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     3       SEC USE ONLY
------------ ------------------------------------------------------------------------------ -------------------------------------
     4       SOURCE OF FUNDS:                                                               BK, WC, OO
------------ ------------------------------------------------------------------------------ -------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS N/A 2(e) OR 2(f):                                                                             [ ]
------------ ------------------------------------------------------------- ------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION:                         STATE OF DELAWARE
------------ ------------------------------------------------------------------------------ -------------------------------------
     7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                   0
------------ ------------------------------------------------------------------------------ -------------------------------------
     8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES           N/A                              [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                              N/A
------------ ------------------------------------------------------------------------------ -------------------------------------
    10       TYPE OF REPORTING PERSON                                                       CO
------------ ------------------------------------------------------------------------------ -------------------------------------



                                       6

------------ ------------------------------------------------------------- ------------------------------------------------------
     1       NAME OF REPORTING PERSONS:                                    DUKE ENERGY CORPORATION
------------ ------------------------------------------------------------- ------------------------------------------------------
             S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:              56-0205520
------------ ------------------------------------------------------------------------------ -------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [X]
                                                                                                                           (B) [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     3       SEC USE ONLY
------------ ------------------------------------------------------------------------------ -------------------------------------
     4       SOURCE OF FUNDS:                                                               N/A
------------ ------------------------------------------------------------------------------ -------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS N/A 2(e) OR 2(f):                                                                            [ ]
------------ ------------------------------------------------------------- ------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION:                         STATE OF NORTH CAROLINA
------------ ------------------------------------------------------------------------------ -------------------------------------
     7       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                   0
------------ ------------------------------------------------------------------------------ -------------------------------------
     8       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN SHARES           N/A                             [ ]
------------ ------------------------------------------------------------------------------ -------------------------------------
     9       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                              N/A
------------ ------------------------------------------------------------------------------ -------------------------------------
    10       TYPE OF REPORTING PERSON                                                       CO
------------ ------------------------------------------------------------------------------ -------------------------------------


         This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule 14D-1 filed on February 25, 1999, as amended, by Duke Energy International, L.L.C., a Delaware limited liability company (the "BIDDER") and a wholly-owned, indirect subsidiary of Duke Energy Corporation, a North Carolina corporation ("DUKE"), with respect to the offer by Bidder to purchase for cash up to 501,947,400 shares of Common Stock, no par value (the "SHARES"), of Empresa Nacional de Electricidad S.A. (the "COMPANY"), a publicly traded stock corporation (sociedad anonima abierta) incorporated under the laws of the Republic of Chile, including Shares represented by American Depositary Shares, each representing 30 Shares and evidenced by American Depositary Receipts.

ITEM 10.     ADDITIONAL INFORMATION.

         (f) On March 5, 1999, Duke was informed by the Company that the Company's board had rescheduled the meeting of the Company's shareholders, at which the Bylaw Amendment will be considered, to April 8, 1999.


ITEM 11.     MATERIAL TO BE FILED AS EXHIBITS.


EXHIBIT NUMBER                                    DESCRIPTION
--------------                                    -----------

Exhibit (a)(16)               English translation of advertisement relating to
                              the Chilean Offer placed by Banchile Corredores de
                              Bolsa on behalf of the Bidder in El Mercurio on Sunday, March 7, 1999.

Exhibit (a)(17)               English translation of a form of sales order for
                              use by Chilean shareholders in the Chilean auction.

Exhibit (a)(18)               English translation of instructions to Chilean
                              shareholders of the Company concerning use of the sales order form in the Chilean auction.

Exhibit (a)(19)               English translation of a letter to shareholders of
                              the Company from the Bidder concerning the extraordinary meeting of shareholders scheduled for April 8, 1999.

Exhibit (a)(20)               English translation of a form of a power of
                              attorney for use by shareholders of the Company in connection with the extraordinary meeting of shareholders scheduled for April 8, 1999.

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated March 8, 1999

                                   DUKE ENERGY INTERNATIONAL, L.L.C.

                                   By: /S/ BRUCE A. WILLIAMSON
                                       ------------------------------------
                                       Name: Bruce A. Williamson
                                       Title: President and
                                              Chief Executive Officer


                                   DUKE ENERGY CORPORATION

                                   DUKE ENERGY GLOBAL ASSET DEVELOPMENT, INC.

                                   DUKE ENERGY SERVICES, INC.

                                   PANENERGY CORP.

                                   DUKE CAPITAL CORPORATION

                                   By: /S/ BRUCE A. WILLIAMSON
                                       ------------------------------------
                                       Name: Bruce A. Williamson
                                       Title: Authorized person

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                                     DESCRIPTION
------                                     -----------

(a)(16) English translation of advertisement relating to the Chilean Offer placed by Banchile Corredores de Bolsa on behalf of the Bidder in El Mercurio on Sunday, March 7, 1999.

(a)(17) English translation of a form of sales order for use by Chilean shareholders in the Chilean auction.

(a)(18) English translation of instructions to Chilean shareholders of the Company concerning use of the sales order form in the Chilean auction.

(a)(19) English translation of a letter to shareholders of the Company from the Bidder concerning the extraordinary meeting of shareholders scheduled for April 8, 1999.

(a)(20) English translation of a form of a power of attorney for use by shareholders of the Company in connection with the extraordinary meeting of shareholders scheduled for April 8, 1999.